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                                                                     EXHIBIT 2.1


                                AMENDMENT TO THE
                            STOCK PURCHASE AGREEMENT


         This Amendment to the Stock Purchase Agreement (the "Amendment") is made to be effective as of April 30th, 2003, by and among First Federal of Northern Michigan ("FFNM"), InsuranCenter Corp. of Alpena ("ICA"), Ralph M. Stepaniak and Kathleen M. Stepaniak ("Shareholders").

                                    RECITALS:

         A. WHEREAS, effective February 28, 2003, FFNM, ICA and Shareholders executed a Stock Purchase Agreement (the "SPA") in which FFNM agreed to purchase from Shareholders all of ICA's common stock (the "Shares").

         B. WHEREAS, pursuant to Section 1.5 of the SPA, the Closing Date on the purchase of the Shares shall in no event occur prior to January 1, 2003 or later than May 1, 2003, unless Shareholders and FFNM agree in writing to an earlier or later date.

         C. WHEREAS, FFNM, ICA and Shareholders are desirous of extending the Closing Date in accordance with Sections 1.5 and 10.11 of the SPA.

         D. WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning set forth in the SPA.

         NOW THEREFORE, the undersigned agree as follows:

         1. Pursuant to Section 1.5 of the SPA, the parties hereby agree to extend the time for Closing to June 1st, 2003.

         2. Section 9.1(b) of the SPA is amended by replacing "May 1, 2003" with "June 1st, 2003."

         3. Except as expressly amended hereby, the SPA shall continue in full force and effect in accordance with the provisions thereof on the date hereof, and this Amendment shall not be deemed to waive or amend any provision of the SPA except as expressly set forth herein. As used in the SPA, the terms "this Agreement," "herein," "hereinafter," "hereunder," "hereto," and words of similar import shall mean and refer to, from and after the date hereof, unless the context otherwise specifically requires, the SPA as amended by this Amendment.

         4. This Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.

         5. This Amendment may be executed in several counterparts and all so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all parties have not signed the original or same counterpart.


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         WITNESS the execution hereof as of the date first written above.

                                   FFNM:

                                   FIRST FEDERAL OF NORTHERN MICHIGAN


                                   By:  /s/ Martin A. Thomson
                                        ---------------------
                                            Martin A. Thomson, President and CEO

                                   ICA:

                                   INSURANCENTER CORP. OF ALPENA


                                   By: /s/ Ralph M. Stepaniak
                                       ----------------------
                                           Ralph M. Stepaniak, President


                                   SHAREHOLDERS:


                                      /s/ Ralph M. Stepaniak
                                      ----------------------
                                          Ralph M. Stepaniak


                                      /s/ Kathleen M. Stepaniak
                                      -------------------------
                                          Kathleen M. Stepaniak







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